                                                                     EXHIBIT 2.5
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                            STOCK PURCHASE AGREEMENT


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

The following documents are available upon request from the Company:


                                    EXHIBITS

Exhibit A .............  List of Shareholders

Exhibit B .............  Form of Deposit Escrow Agreement

Exhibit C .............  Form of Indemnity Escrow Agreement

Exhibit D .............  Form of Opinion of Counsel to Buyer

Exhibit E .............  Form of Opinion of Counsel to Kadoka

                                   SCHEDULES


Schedule 4.6 ........  Kadoka Financial Statements


Schedule 4.7 ........  Material Changes


Schedule 4.9 ........  Litigation


Schedule 4.11 .......  Employee Benefit Plans


Schedule 4.14 .......  Subsidiaries and Investments


Schedule 4.15 .......  Insurance Policies


Schedule 4.16 .......  Employees and Employment Agreements


Schedule 4.17 .......  Material Contracts


Schedule 4.19 .......  Description of Real and Personal Property Owned; Excluded
                       Assets

Schedule 4.22 .......  Environmental Matters


Schedule 4.23 .......  Affiliate Transactions


Schedule 4.25 .......  Permits and Reports


Schedule 4.26 .......  Liabilities

Schedule 5.0 ........  Exceptions to Covenants

     This Stock Purchase Agreement (the "Agreement") is made as of September 24, 1996, among MJD Holdings Corp., a Delaware corporation (the "Buyer"); Kadoka Telephone Co., a South Dakota corporation ("Kadoka"); and Bruce G. Conlee and Virginia L. Conlee, individuals and the holders of all of the outstanding stock of Kadoka (collectively, the "Shareholders").

     WHEREAS, the Shareholders own 100 percent of the issued and outstanding shares of the sole class of common stock of Kadoka (the "Kadoka Stock"); and

     WHEREAS, Buyer desires to purchase the Kadoka Stock from the Shareholders, and the Shareholders desire to sell the Kadoka Stock to Buyer upon terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    Article 1

                         AGREEMENT TO PURCHASE AND SELL

     1.1 PURCHASE AND SALE. At Closing (as defined below), Buyer shall purchase the Kadoka Stock from the Shareholders, and the Shareholders shall sell the Kadoka Stock to Buyer. The conveyance of the Kadoka Stock shall be made by the Shareholders to Buyer free and clear of all options, liens, claims, restrictions and encumbrances of any nature whatsoever.

      1.2 CLOSING. The consummation of the transactions contemplated herein (the "Closing") shall take place at the offices of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim, 1500 Woodmen Tower, Omaha, Nebraska, at 10:00 a.m. local time, on the first business day of the calendar month, immediately following the calendar month in which all required regulatory approvals, notices and consents have been given and obtained, so long as such day is at least ten (10) calendar days after receipt of such regulatory approvals, or at such other time and place as Buyer and the Shareholders may mutually agree (the "Closing Date").

                                   Article 2
                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. Buyer shall purchase the Kadoka Stock from the Shareholders for an aggregate purchase price of $2,925,000 (the "Purchase

Price") as adjusted pursuant to Section 2.3 below, which amount shall be payable in accordance with this Article 2.

     2.2  PAYMENT.  The Purchase Price shall be payable as follows:

          (a)  Deposit.  Upon execution of this Agreement, Buyer shall deposit
               -------
     in an escrow account at BankWest, Pierre, South Dakota (the "Escrow Agent") an earnest money deposit equal to $146,250 (the "Deposit") to be held pursuant to the Deposit Escrow Agreement in substantially the form attached hereto as Exhibit B. Upon termination of this Agreement for any reason other than pursuant to Section 11.1(d), the Shareholders shall be entitled to retain the Deposit and all earnings thereon as damages. If Buyer terminates the Agreement pursuant to Section 11.1(d), the Escrow Agent shall refund to Buyer in accordance with the Deposit Escrow Agreement the full amount of the Deposit with interest earned thereon, if any.

          (b)  Closing Date Payment and Receipt of Shares.  On the Closing Date,
               ------------------------------------------
     (i) the Shareholders will assign and transfer to Buyer good and valid title in and to the Kadoka Stock, free and clear of all liens, by delivering to Buyer a stock certificate or certificates representing the Kadoka Stock, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached; (ii) Buyer shall, by wire transfer of same-day funds, pay to the Shareholders in accordance with the percentage interests shown on Exhibit A attached hereto (the "Percentage Interests") the amount of $2,628,750, subject to adjustment as hereafter provided in Section 2.3(a) (the "Closing Payment"); (iii) Escrow Agent shall pay the Deposit plus earnings thereon to the Shareholders in accordance with their respective Percentage Interests; (iv) Buyer shall, by wire transfer of same-day funds, deposit in an escrow account at BankWest, Pierre, South Dakota the amount of One Hundred Fifty Thousand Dollars ($150,000), all as provided in the Escrow Agreement referred to in Section 6.3 hereof; and (v) the parties shall deliver to each other the documents required under this Agreement to be delivered at or prior to the Closing.

     2.3 ADJUSTMENTS TO THE PURCHASE PRICE. The Closing Payment payable by Buyer to the Shareholders on the Closing Date pursuant to Section 2.2(b)(ii) hereof shall be adjusted as follows:

          (a) CommNet Cellular Stock Adjustment.  The Closing Payment shall be
              ---------------------------------
     increased or decreased, as the case may be, by an amount equal to the difference between $375,000 and the aggregate fair market value of Kadoka's 11,354 shares of common stock of CommNet Cellular, Inc. (the "CommNet Stock"). For purposes of this adjustment the aggregate fair market value of the CommNet Stock shall be determined by multiplying 11,354 by the average closing price per share of the CommNet Stock for the ten
     (10) trading days immediately preceding the fifth business day prior to the Closing Date as quoted in the Wall Street Journal.
                                   -------------------

          (b) Post Closing.  Buyer and the Shareholders acknowledge that as of
              ------------
     December 31, 1995, Kadoka's balance sheet, (the "December Balance Sheet"), reflected "Retained Earnings" of $1,002,831 (the "Retained Earnings"). Within sixty (60) days after the Closing Date, Buyer and the Shareholders shall prepare a balance sheet for Kadoka as of the close of business on the Closing Date (the "Closing Balance Sheet"), which shall be mutually acceptable to the Shareholders and Buyer and their respective independent public accountants. The Closing Balance Sheet shall be prepared in accordance with GAAP and consistent with Kadoka's past practices. The amount of the Purchase Price shall be increased or decreased, as the case may be, by the difference, if any, in the amount of Kadoka's Retained Earnings on the December Balance Sheet and the amount of Kadoka's Retained Earnings on the Closing Balance Sheet. If, as a result of the foregoing adjustment, the Purchase Price is increased, Buyer shall pay the Shareholders the amount of such increase by wire transfer of same-day funds within ten (10) business days of the date on which the parties agree on the Closing Balance Sheet. If, as a result of the post-closing adjustment, the Purchase Price is decreased, the Shareholders shall refund to Buyer the amount of such decrease by wire transfer of same-day funds within ten (10) business days of the date on which the parties agree on the Closing Balance Sheet.

                                   Article 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     For the purpose of inducing Kadoka and the Shareholders to enter into this Agreement, Buyer hereby makes the following representations and warranties:

     3.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, to own, lease and operate its properties and to enter into and perform its obligations under this Agreement.

     3.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement has been duly authorized and approved by the board of directors of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms. All persons who have executed this Agreement on behalf of Buyer have been duly authorized to do so by all necessary corporate action.

     3.3 REGULATORY APPROVALS. At Closing, Buyer shall have given all notices to and have obtained from all state and federal regulatory authorities any approvals, consents, permits and authorizations required in order to consummate the transactions contemplated in accordance with this Agreement.

     3.4 ACCESS TO BOOKS AND RECORDS. Buyer has carefully reviewed this Agreement and in deciding to purchase the Kadoka Stock has reviewed information set forth in the books and records of Kadoka. Buyer acknowledges and agrees that, to the best of its knowledge, all documents, records and books pertaining to this transaction have been made available for inspection by Buyer and its representatives. Buyer has had a reasonable opportunity to ask questions of and receive answers from the Shareholders and Kadoka concerning all aspects of the business of Kadoka, including, without limitation, its assets and liabilities, and, to the best of its knowledge, all such questions have been answered to the full satisfaction of Buyer and its representatives. Buyer further represents that its management has such knowledge and experience in financial and business matters that management is capable of evaluating the merits and risks of purchasing the Kadoka Stock and to make an informed investment decision with respect thereto.

     3.5 INVESTMENT INTENT. Buyer is acquiring the Kadoka Stock for investment and not with a view to distribution thereof, and Buyer will not make any distribution or transfer thereof except in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder and applicable exemptions therefrom.

                                   Article 4
                    REPRESENTATIONS AND WARRANTIES OF KADOKA
                              AND THE SHAREHOLDERS

     For the purpose of inducing Buyer to enter into this Agreement, Kadoka and the Shareholders, jointly and severally, hereby make the following representations and warranties:

     4.1 ORGANIZATION AND QUALIFICATION OF KADOKA. Kadoka is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota with full corporate power and authority to carry on the business in which it is presently engaged and to own, lease and operate its properties and to perform its obligations hereunder. The Shareholders are residents of the State of South Dakota.

     4.2 ORGANIZATIONAL DOCUMENTS. Kadoka has delivered to Buyer a true and correct copy of the Articles of Incorporation of Kadoka, together with all amendments thereto, as certified by the Secretary of State of South Dakota, and a true and correct copy of the Bylaws of Kadoka as currently in effect, as certified by the Secretary of Kadoka.

     4.3 REGULATORY APPROVALS. At Closing, Kadoka shall have given all notices to and have obtained from all state and federal regulatory authorities any approvals, consents, permits and authorizations required in order to consummate the transactions contemplated in accordance with this Agreement.

     4.4 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement has been duly authorized and approved by Kadoka's board of directors and the Shareholders. This Agreement is a valid and binding obligation of Kadoka and the Shareholders, enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of Kadoka and/or the Shareholders have been duly authorized to do so by all necessary action of Kadoka and its Shareholders.

     4.5 CAPITAL STOCK OF KADOKA. The authorized capital stock of Kadoka consists of 5,000 shares of $100.00 par value common stock. The Shareholders are the lawful owners of 1,212 shares of the common stock, the only shares outstanding. Kadoka has no other class of stock authorized or issued and outstanding. All of the issued and outstanding shares of the Kadoka Stock are duly and validly issued and outstanding, are fully paid and nonassessable, were issued in compliance with all state and federal laws and are held by the Shareholders. The delivery by the Shareholders to Buyer of a certificate or certificates representing the Kadoka Stock, as provided in Section 10.5 of this Agreement, will pass good and marketable title to the Kadoka Stock to Buyer free and clear of all liens, encumbrances, claims, restrictions and equities of any kind. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Kadoka Stock, and there are no outstanding securities or debt obligations of Kadoka convertible into shares of capital stock of Kadoka. None of the issued and outstanding shares of capital stock of Kadoka was issued in violation of preemptive rights. No shares of the capital stock of Kadoka are held in the treasury of Kadoka.

     4.6 FINANCIAL STATEMENTS OF KADOKA. Kadoka has delivered to Buyer copies of the unaudited financial statements of Kadoka for the years ended December 31, 1995 and 1994 (the "Kadoka Financial Statements"), which are true and correct in all material respects and set forth all known liabilities, whether contingent or otherwise, accurately and fully as of the dates thereof. Copies of the Kadoka Financial Statements are contained in Schedule 4.6. The Kadoka Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Kadoka as of their respective dates and the results of operations of Kadoka for the periods ended

December 31, 1995, and December 31, 1994, respectively. Kadoka will supply to Buyer any and all interim financial statements of Kadoka as shall be available, including, without limitation, those for the six-month period ending June 30, 1996.

     4.7 ABSENCE OF MATERIAL CHANGES. Since December 31, 1995, except as disclosed on Schedule 4.7, Kadoka has operated its business in the ordinary course and there has not been:

         (a) Any change in the financial condition, assets, liabilities or operations of Kadoka other than changes in the ordinary course of business, none of which has individually or in the aggregate been materially adverse to the financial condition, properties, assets, liabilities or operations of Kadoka;

         (b) Any damage, destruction or loss, whether or not covered by insurance, resulting in a material adverse effect on the properties, operations or financial condition of Kadoka;

         (c) Any issuance or sale or agreement to issue or sell any stock, bonds, notes or other corporate securities or long-term debt of Kadoka;

         (d) Any granting of options, warrants or other rights calling for the issuance of stock or other corporate securities of Kadoka;

          (e) Any merger or consolidation involving Kadoka or any agreement to merge or consolidate with any other corporation; or any acquisition of or agreement to acquire any stock or substantially all of the assets of any business of any person, firm, association, partnership, corporation or other business entity or organization;

          (f) Any material change in the manner of conducting the business of Kadoka, except for those changes affecting the telephone industry in South Dakota or generally;

          (g) Any dispute or any event or condition of any character that materially and adversely affects, or could be reasonably expected to materially and adversely affect, the business or property of Kadoka;

          (h) Any material transaction entered into by Kadoka other than in the ordinary course of business or any transaction in the ordinary course of business (including a capital expenditure) in excess of $10,000;

          (i) Any material change in the accounting methods or practices of Kadoka or any material change in depreciation or amortization or rates theretofore adopted by Kadoka, except for those changes affecting the telephone industry generally;

          (j) Any payment of a dividend or payment in the form of a distribution to the Shareholders or any member of their family; or

          (k) Any agreement or commitment by Kadoka (or any understanding between Kadoka and any third party) to do or to take any of the actions referred to in paragraphs (a) through (j) of this Section 4.7.

     4.8 INDEBTEDNESS. All of the indebtedness of Kadoka is accurately reflected on the Kadoka Financial Statements, except for accounts payable incurred in the ordinary course of business since December 31, 1995. Kadoka is not in default with respect to any material indebtedness or in the performance, observance or fulfillment of any material covenant or condition relating thereto, and no event has occurred and is continuing that would constitute such a default or event of default with the giving of notice or lapse of time or both.

     4.9 LITIGATION AND CLAIMS. Except as disclosed on Schedule 4.9, there are no judgments unsatisfied against Kadoka or against the Kadoka Stock or the Shareholders or consent decrees or injunctions to which Kadoka or the Kadoka Stock or the Shareholders are subject, and there is no litigation, claim or proceeding pending, or to the knowledge of Kadoka threatened, against or relating to Kadoka or against the Kadoka Stock or the Shareholders or the properties or businesses of Kadoka, nor does Kadoka know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relating to Kadoka or the properties or operations of Kadoka.

     4.10 COMPLIANCE WITH LAWS. To the best knowledge of Kadoka and the Shareholders, Kadoka has complied in all material respects with all laws, regulations and orders applicable to it or its businesses and has obtained all governmental permits, licenses, franchises or the like required in order to conduct its business, and the present uses of its properties and the conduct of its businesses do not violate in any material respect any law, regulation, ordinance or order. Neither Kadoka nor the Shareholders have received any notice or warning from any governmental authority with respect to any failure or alleged failure of Kadoka or its Shareholders to comply with any applicable law, regulation or order and, to the best knowledge of Kadoka and the Shareholders, no such notice or warning has been proposed or threatened.

     4.11 BENEFIT PLANS. All employee benefit plans to which Kadoka pays benefits or premiums on behalf of its employees are listed on Schedule 4.11 (the "Plans"). Except as disclosed on Schedule 4.11, Kadoka does not have in effect and has not agreed to institute any bonus, deferred compensation, pension, profit sharing, retirement, stock options, employee stock ownership, group insurance, death benefit, welfare or other fringe benefit plan, trust agreement or arrangement, nor is Kadoka paying or obligated to pay any bonus, deferred compensation, pension, profit sharing, severance, retirement allowance or other fringe benefit to any party whatsoever. To the best knowledge of Kadoka and the Shareholders, all Plans comply in all material respects with all applicable laws, regulations or orders, are fully funded and no circumstances exist with respect to the Plans which could reasonably be expected to have a material adverse effect on the properties or operations of Kadoka.

     4.12 NO BREACH OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of or default or acceleration under the Articles of Incorporation or Bylaws of Kadoka or any instrument or agreement to which Kadoka or the Shareholders are a party or are bound which would have a material adverse effect on Kadoka's properties or operations; (ii) violate any judgment, order, injunction, decree or award against or binding upon Kadoka or upon the Kadoka Stock or other securities, property or business of Kadoka which would have a material adverse effect on Kadoka's properties or operations; (iii) result in the creation of any material lien, charge or encumbrance upon the properties or assets of Kadoka or the Kadoka Stock;

or (iv) violate any law or regulation of any jurisdiction relating to Kadoka or the Kadoka Stock or other securities, property or business of Kadoka, assuming all required regulatory approvals have been obtained in connection with the transactions contemplated hereby.

     4.13 BOOKS AND RECORDS. The books, stock record books, minute books and other corporate records of Kadoka are true and correct in all material respects and have been maintained in accordance with ordinary business practices and applicable law. The minute books of Kadoka as made available to Buyer and its representatives contain accurate and complete records of all meetings of and corporate actions or written consents by the shareholders and the board of directors of Kadoka. True and correct copies of the foregoing have been made available to Buyer.

     4.14 SUBSIDIARIES. Kadoka has no subsidiaries or any investments in any other corporation, association, partnership or other business entity and does not own any shares of capital stock or other securities of any other entity or any general or limited partnership interest, except as disclosed on Schedule 4.14.

     4.15 INSURANCE. Attached hereto as Schedule 4.15 is a complete list of all insurance policies currently maintained by Kadoka, and, with respect to each of such policies, a general description of the risks covered and claims insured; copies of all such policies have been furnished or will be made available to Buyer prior to Closing. All such policies are in full force and effect, and consummation of the transactions contemplated herein shall not prevent Kadoka from continuing such policies on substantially similar terms in the future.

     4.16 EMPLOYEES.

          (a) List of Employees.  Schedule 4.16 sets forth a list of all of the
              -----------------
  Kadoka employees, officers, directors, consultants and independent contractors, together with a description of any contract regarding the terms of service and the rate and basis for total compensation of such persons.

          (b) Accruals and Taxes.  Kadoka has paid or made provision for the
              ------------------
  payment of all salaries and accrued wages, accrued vacation and sick leave, and any other form of accrued, but unpaid, compensation, and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

          (c) Employment Agreement. Except as set forth on Schedule 4.16 hereto,
              --------------------
     Kadoka is not a party to any (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission, (ii) agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees, (iii) collective bargaining agreement or other labor union contract applicable to persons employed by Kadoka, nor do Shareholders or Kadoka know of any activities or proceedings of any labor union to organize any such employees. Kadoka has furnished to Buyer complete and correct copies of all such agreements, if any ("Employment and Labor Agreements"). Kadoka has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement.

          (d) Employment Claims. There are no charges with respect to or
              -----------------
     relating to Kadoka pending before the Equal Employment Opportunity Commission or any state, or local agency responsible for the prevention of unlawful employment practices, and Kadoka has not received notice from any federal, state or local agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Kadoka and, to the knowledge of Shareholders and Kadoka, no such investigation is in progress.

     4.17 CONTRACTS.

          (a)  Generally. Except as listed in Schedule 4.17, Kadoka is not a
               ---------
     party to any written contract relating to:

               (i) Bonus, pension, profit sharing, retirement, stock option, employee stock purchase or other plans providing for deferred compensation;

               (ii) Collective bargaining agreements or any other contract with any labor union;

               (iii) Hospitalization insurance or other welfare benefit plans or practices;

               (iv)  Loans to its employees, officers, directors or Affiliates;

               (v) The borrowing or loaning of money to or from any Person or the mortgaging, pledging or otherwise placing a lien on any asset of Kadoka;

               (vi)    A guarantee of any obligation;

               (vii) The ownership, lease (whether as lessee or lessor) or operation of any property, real or personal requiring total annual payments in excess of $10,000;

               (viii) Intangible property (including proprietary rights), requiring total annual payments in excess of $10,000;

               (ix) Express warranties given by Kadoka with respect to its services rendered or its products sold or leased;

               (x) Registration or preemptive rights with respect to any securities;

               (xi) Prohibitions (other than applicable laws or regulations) preventing it from freely engaging in any business;

               (xii) The purchase, acquisition, disposition or supply of inventory and other property and assets, requiring total annual payments in excess of $10,000;

               (xiii) Employees, independent contractors, consultants, or other agents;

               (xiv)   Sales, commissions, advertising or marketing;

               (xv)    Any investment by Kadoka; or

               (xvi) Any other written contract not of the type covered by any of the foregoing items of this Section 4.17 requiring total annual payments by Kadoka in excess of $10,000.

          (b)  Compliance. Kadoka has performed all material obligations
               ----------
     required to be performed by it, and is not in receipt of any claim of default or breach or notice of audit, under any contract required to be disclosed on Schedule 4.17. Except as disclosed in Schedule 4.17, to the best of the Shareholders' knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance by Kadoka under any contract required to be disclosed on Schedule 4.17. Except as disclosed in
     Schedule 4.17, Kadoka has no present expectation or intention of not fully performing all of its obligations under any contract required to be disclosed on Schedule 4.17 and has no knowledge of any breach or anticipated breach by any other party to any contract required to be disclosed on Schedule 4.17.

     4.18 TRUE AND COMPLETE COPIES. The Shareholders have delivered or made available to Buyer true and complete copies of all contracts and documents listed in the Schedules to this Agreement.

     4.19 TITLE AND RELATED MATTERS.

          (a)  Owned Property. Set forth in Schedule 4.19 is a description of
               --------------
     all real property and a list of personal property owned and used by Kadoka in the operation of its business and a list of real and personal property to be excluded from the transactions contemplated by this Agreement. Kadoka has valid and marketable title to all real and personal property used in the operation of its business, free and clear of all liens, except Permitted Liens. For purposes of this Agreement, "Permitted Liens" shall mean (i) statutory liens for Taxes not yet due and payable, (ii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially interfere with the present use of the properties or assets subject thereto or affected thereby, do not otherwise impair present business operations at such properties, or do not have a material adverse effect on the value of such properties and assets and
     (iii) liens reflected in the Kadoka Financial Statements. All properties used in Kadoka's business operations as of December 31, 1995 are reflected in the Kadoka Financial Statements in accordance with and to the extent required by GAAP. Seller has delivered, with respect to any real property owned by the Company, true and complete copies of all deeds and other title documents relating to such real property. Shareholders will cooperate in furnishing materials and/or allowing such surveys and/or inspections as may be necessary in connection with Buyer's financing. Further, Kadoka has valid, good and marketable title to 11,354 shares of common stock in CommNet Cellular, Inc., free and clear of all liens, which shares are unrestricted and have been registered pursuant to the Securities Act of 1933, as amended.

          (b)  Leases.  Kadoka is not the lessee under any lease for personal or
               ------
     real property.

          (c)  Liens. The real property owned by Kadoka and the buildings,
               -----
     structures and improvements included within such real property (collectively, the "Improvements") comply in all material respects with all applicable restrictions, building ordinances and zoning ordinances and all regulations of the applicable health and fire departments. No alteration, repair, improvement or other work which could reasonably be expected to give rise to a lien has been performed with respect to such Improvements within the past one hundred twenty (120) days. Kadoka's owned real property and its use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any regulation or order affecting such real property, and the continued existence, use, occupancy and operation of such Improvements is not currently dependent on any special permit, exception, approval or variance. There is no pending or, to the Shareholder's or Kadoka's knowledge, threatened or proposed action or proceeding by any authority to modify the zoning classification of, to condemn or take by the power of eminent domain (or to purchase in lieu thereof), to classify as a landmark, to impose special assessments on or otherwise to take or restrict in any way the right to use, develop or alter all or any part of Kadoka's owned real property.

          (d)  Utilities. The real property owned by Kadoka has access,
               ---------
     sufficient for the conduct of Kadoka's business as presently conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of Kadoka's business as presently conducted.

          (e)  Condition.  Since December 31, 1995, Kadoka has not sold,
               ---------
     transferred, leased, distributed or disposed of any of its assets or properties, except for (i) transactions in the ordinary and regular course of business, (ii) as otherwise consented to in writing by Buyer, or (iii) as disclosed on Schedule 4.19. Kadoka owns, or has all rights necessary to use, all properties and assets necessary for the conduct of its business as presently conducted. The assets and properties owned, leased or used by Kadoka in the conduct of its business are in good condition (reasonable wear and tear excepted), are suitable for their respective uses, and comply, in all material respects, with all applicable regulations.

     4.20 TAX MATTERS.

          (a)  Generally. Kadoka has timely filed all federal, state and local
               ---------
     tax reports, returns, information returns and any other documents required to be filed by it (collectively, "Tax Returns") and has duly paid all Taxes shown to be due and payable on such Tax Returns and all estimated or advance payments required by law. For purposes of this Agreement, "Tax" or "Taxes" means any income, gross receipt, net proceeds, alternative or add-on minimum, ad valorem, value added, estimated turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance and other Taxes, charges, fees, levies or other assessments of any kind whatsoever (including interest, penalties, fines and additions thereto) imposed by any taxing authority, federal, state or local. All Taxes for periods ending on or prior to the Closing Date have been fully paid or reserved against on the Kadoka Financial Statements and on the Closing Balance Sheet and on the books and records of Kadoka in accordance with GAAP. All Taxes which are required to be withheld or collected by Kadoka have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state or local authorities or properly segregated or deposited as required by applicable regulations. There are no liens for Taxes upon any property or assets of Kadoka, except for liens for Taxes not yet due and payable. Kadoka has not requested an extension of time within which to file any Tax Return and has not waived the statute of limitations on the right of the IRS or any other taxing authority to assess or collect additional Taxes or to contest the information reported on any Tax Return. Any and all tax refunds owed to Kadoka, including those set forth on the Kadoka Financial Statements, have been properly received by Kadoka and/or credited toward the payment of future Tax obligations.

          (b)  Good Faith. All Tax Returns described in Section 4.20(a) have
               ----------
     been prepared in good faith and to the best of the Shareholders' knowledge are correct and complete in all material respects, and to the best of the Shareholders' knowledge, there is no basis for assessment of any addition to the Taxes shown thereon.

          (c)  Claims. There are no proceedings, examination or, to the best of
               ------
     the Shareholders' knowledge, claims currently pending by any taxing authority in connection with any Tax Returns described in Section 4.20(a) nor with respect to the periods to which such Tax Returns relate, and there are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to any such proceedings, examinations, claims or Tax Returns. None of the Tax Returns described in Section 4.20(a) currently is under audit or has been audited in the past five years.

          (d)  True and Complete Copies. The Shareholders and Kadoka have
               ------------------------
     delivered to Buyer true and complete copies of all Tax Returns filed by Kadoka with respect to its 1992, 1993, 1994 and 1995 fiscal years.

     4.21 INTELLECTUAL PROPERTY. Kadoka does not own and has not applied for any registered patents, copyrights, trademarks or service marks. If necessary Kadoka holds valid licenses to use all proprietary rights used in the operation of its business as presently conducted.

     4.22 ENVIRONMENTAL MATTERS. Kadoka has obtained all environmental permits required in connection with the operation of its business. Kadoka is and has been, in compliance in all material respects with (i) the terms and conditions of all such environmental permits and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any applicable environmental law or regulation, order, code, plan, decree, judgment, injunction or demand letter issued, entered, promulgated or approved thereunder. Kadoka currently possesses and maintains such environmental permits in its name, and no amendments or modifications to such environmental permits or filings with any permitting authority are required to permit the acquisition of the Kadoka Stock as contemplated hereby. In addition, except as set forth in Schedule 4.22:

          (a)  Generally. No notice, notification, demand, request for
               ---------
     information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Shareholders' and Kadoka's knowledge, threatened by any authority or other entity with respect to Kadoka relating to any environmental permit, license or authorization required in connection with the conduct of business of Kadoka or with respect to the generation, treatment, storage, recycling, transportation, disposal or release of any substance regulated under environmental laws ("Hazardous Materials").

          (b)  Property. To best of Shareholders' knowledge, in connection with
               --------
     the real property owned or leased by Kadoka:

          (i) Kadoka has not handled any material amounts of Hazardous Material on any property now or previously owned or leased by Kadoka.

          (ii) No material amounts of PCB or asbestos is or has been present at any property now or previously owned or leased by Kadoka.

          (iii) There are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned and leased by Kadoka.

          (iv) There has been no material release of Hazardous Materials at, or under any property now or previously owned or leased by Kadoka.

          (c)   Transportation. Kadoka has not (i) transported or arranged for
                --------------
     the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations or (ii) stored, treated, transported or disposed, or arranged for storage, treatment, transport or disposal of any Hazardous Materials, other than in compliance with environmental law.

          (d)   Notification of Release.  No oral or written notification of a
                -----------------------
     Release of a Hazardous Material has been filed by or on behalf of Kadoka, and no property now or previously owned or leased by Kadoka is listed or proposed for listing on the National Priorities List under CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (e)   Liens.  There are no liens arising under or pursuant to any
                -----
     environmental laws on any of the real property owned or leased by Kadoka, and no government actions have been taken or are threatened which could subject any of such properties to such liens. Kadoka is not required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

          (f)  Site Assessments.  There have been no Phase I or Phase II
               ----------------
     environmental site assessments conducted by or which are in the possession of the Shareholders or Kadoka in relation to any property or facility now or previously owned or leased by Kadoka.

     4.23 DEALINGS WITH AFFILIATES. Schedule 4.23 sets forth a complete and accurate list of all written contracts between Kadoka and any one or more of its Affiliates. For purposes of this Agreement, "Affiliate" shall mean, with regard to any person, any person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and, with respect to any Person who is an individual, the spouse, ancestors and descendants (lineal or by marriage) thereof. "Control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Except as set forth in Schedule 4.23, since December 31, 1995, Kadoka has not made any payments, loaned any funds or property or made any credit arrangement with any Affiliate or employee except for the payment of employee salaries in the ordinary course of business.

     4.24 COMMISSIONS. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholders, Kadoka, or any of their Affiliates.

     4.25 PERMITS AND REPORTS. Schedule 4.25 hereto sets forth a list of all permits, licenses, registrations, certificates, orders, approvals or other authorizations from any authority or other person including, without limitation, the FCC and the SDPUC ("Permits") issued to or held by Kadoka in connection with its operations. Such Permits are the only Permits that are required for Kadoka to conduct its business as presently conducted. Each such Permit is in full force and effect, and Kadoka has not received notice that any suspension, cancellation or modification of the terms of any such Permit is threatened. Kadoka is in full compliance in all material respects with the terms of each such Permit, and the Shareholders are not aware of any reason not set forth in said Permit why any such Permit would not be renewed, upon substantially the same terms as currently exist, upon expiration of such Permit. Except as set forth on Schedule 4.25, to the best of Shareholders' knowledge, (i) all returns, reports, applications, statements and other documents required to be filed by Kadoka with the FCC, the SDPUC and any other regulatory or governmental authority or municipality (including taxing authorities) with respect to the business on or before the date hereof have been duly filed or properly extended as permitted by law and are true and complete in all material respects, and (ii) all reporting requirements of the FCC, the SDPUC and other regulatory or governmental authorities or municipalities (including taxing authorities) having jurisdiction thereof have been complied with in all material respects.

     4.26 ABSENCE OF UNDISCLOSED LIABILITIES. Kadoka does not have any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or compensation arrangements or liabilities for Taxes or liabilities for under-reporting, under-billing or under-collection of revenues or underpayment of revenues to a third party, except for (i) liabilities stated or reserved against in full in the Kadoka Financial Statements, (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Kadoka Financial Statements which, individually and in the aggregate, do not have, and cannot reasonably be expected to have, a material adverse effect, and (iii) liabilities disclosed on Schedule 4.26 hereto.

     4.27 DISCLOSURE. Neither this Agreement nor any of the attachments, written statements, documents, certificates or other items prepared for or supplied to Buyer pursuant hereto by or on behalf of the Shareholders or Kadoka with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits any material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   Article 5
                      COVENANTS AND AGREEMENTS OF KADOKA

     Kadoka and the Shareholders, jointly and severally, covenant and agree with Buyer as follows, that from and after December 31, 1995, except as disclosed on
Schedule 5.0 hereto:

     5.1 CHANGES IN ARTICLES OF INCORPORATION OR BYLAWS. There shall be no change in the Articles of Incorporation or Bylaws of Kadoka or in the authorized or issued capital stock of Kadoka, and Kadoka shall maintain its corporate existence and powers and shall use its reasonable best efforts to maintain the goodwill and employees of its business.

     5.2 ISSUANCE OR PURCHASE OF SECURITIES. Kadoka shall not (i) issue any additional capital stock or other security, (ii) directly or indirectly redeem, exchange, purchase or otherwise acquire any shares of its capital stock; or
(iii) issue to any person or entity any options, warrants or other rights to acquire any security of Kadoka.

     5.3 CONDUCT OF BUSINESS. Except with the prior written approval of Buyer or as shown on Schedule 5.0 hereto:

          (a) The business of Kadoka shall be conducted in the same manner as presently being conducted and Kadoka shall refrain from entering into any transaction or contract other than in the ordinary course of business and shall not make any change in its methods of management, marketing, accounting or operation, except to the extent required by federal or state regulatory authorities;

          (b) No written employment agreement or commitment to employees (including any commitment to pay retirement, severance or other benefits) shall be entered into by Kadoka;

          (c) No increase shall be made in the compensation or compensation plans (including bonuses, commissions and fringe benefits) payable or to become payable to any officer, director or employee of Kadoka, except for those routine salary increases granted to employees in the ordinary course of business and consistent with the prior practices of Kadoka;

          (d) Kadoka shall not (i) create or incur any indebtedness for borrowed money or create or incur any other indebtedness except in the normal and ordinary course of business; (ii) enter into or terminate any lease of real estate; (iii) create any subsidiary; (iv) release or create any liens or other security interest except for purchase money security interests granted in the normal and ordinary course of business; (v) declare or pay a dividend, whether in cash or in-kind, except for such cash distributions mutually agreed to by the parties hereto and made on or before the Closing Date, or (vi) authorize or make any change in the capital structure of Kadoka;

          (e) Kadoka shall not make any capital expenditure or capital expenditure commitment, or enter into any lease, as lessee, of capital equipment, except in the normal and ordinary course of business or as may be required by the SDPUC; and

          (f) Kadoka shall not sell any asset or make any commitment relating to its assets other than in the normal and ordinary course of business, and in an amount not exceeding $10,000.

     5.4 ACCESS TO PROPERTIES. At all times prior to the Closing Date, Kadoka shall allow Buyer's employees, attorneys, accountants, agents and other authorized and designated representatives free and full access during reasonable business hours and after reasonable notice to Kadoka's properties, books and records, including, without limitation, deeds, title commitments, leases, insurance policies, minute books, share certificate books, share registers, accounts, financial records and all other data that are reasonably required for Buyer to make such investigation as it may desire of the properties and financial condition and businesses of Kadoka.

     5.5 DIRECTORS, OFFICERS, OPERATIONS. Kadoka shall deliver to Buyer prior to Closing a list showing:

          (a) The names of the Kadoka directors and officers, registered agent and registered office;

          (b) The banks and financial institution in which Kadoka has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

          (c) The names of all persons holding powers of attorney from Kadoka with copies thereof attached thereto.

     5.6 PRIVILEGES. As of the Closing Date, Kadoka and the Shareholders shall terminate any "calling card" or other special privileges, benefits or rights provided by Kadoka to the Shareholders.

     5.7 COMPLIMENTARY LOCAL SERVICE. From and after the Closing Date, Buyer agrees to cause Kadoka to provide residential local exchange telephone service without charge to Sadie Williams, Bruce Conlee and Virginia Conlee so long as such person maintains a residence within Kadoka's exchange boundaries.

                                   Article 6
                          INDEMNIFICATION OBLIGATIONS

     6.1 MATTERS COVERED BY INDEMNIFICATION. The Shareholders, jointly and severally, hereby covenant and agree that they shall defend and indemnify Buyer and hold harmless Buyer at all times after the Closing Date from and against and in respect to any and all losses, liabilities, claims, costs (including, without limitation, court costs and reasonable attorneys' fees), damages, expenses or deficiencies arising out of or due to:

          (a) Any breach of any representation, warranty or any agreement, covenant or obligation on the part of Kadoka or the Shareholders made in this Agreement;

          (b) All Taxes of the Shareholders or of Kadoka attributable to any period which ends prior to or on the Closing Date to the extent such liability was not fully accrued for in the Kadoka Financial Statements or Closing Balance Sheet or is attributable to the exchange of shares of C&P Cellular, Inc. for shares of CommNet Cellular, Inc.;

          (c)  Any undisclosed liability of Kadoka;

          (d) Any actions, suits, proceedings, costs, expenses and legal fees incident to any of the foregoing items listed under this Section 6.1.

Liability shall arise pursuant to the foregoing indemnity obligations only if the losses, liabilities, claims, costs, damages, expenses or deficiencies arising therefrom exceed in the aggregate $30,000 (the "Minimum Amount"). If such claims exceed the Minimum Amount, the Shareholders shall indemnify Buyer for the full amount of the claims pursuant to this section.

     6.2 PROCEDURE FOR INDEMNIFICATION. Buyer shall assert any claim or claims for indemnification under the provisions of Section 6.1 above by giving written notice of such claim or claims to the Shareholders within the later of (i) twelve (12) months after the Closing Date, or (ii) five (5) months after the close of Buyer's first audit period following the Closing Date (the "Indemnification Period"). Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by Buyer as a result of such claim or claims. Such notice shall be given within a reasonable time after receipt of actual notice of such claim by Buyer. The Shareholders agree that they shall promptly reimburse and pay Buyer for such damages and expenses to which Buyer is entitled under this Article 6. If any claim for indemnification hereunder is based upon an action or claim filed or made against Buyer or Kadoka by a third party, then the Shareholders shall have the right to negotiate a settlement or compromise of any such action or claim or to defend any such action or claim at the sole cost and expense of, and with counsel selected by, the Shareholders. Buyer may participate with counsel of its choosing at its cost.

     6.3 ESCROW OF FUNDS. From and after the date of this Agreement through the longer of (a) the Indemnification Period or (b) so long as any claim made during the Indemnification Period is still outstanding and unresolved as set forth in this Article 6, One Hundred Fifty Thousand Dollars ($150,000) of the Purchase Price otherwise payable to the Shareholders for the Kadoka Stock shall be maintained in an escrow account (the "Indemnity Escrow Account"), with the Escrow Agent pursuant to the terms and provisions of an Indemnity Escrow Agreement to be executed at Closing substantially in the form attached hereto as Exhibit C. Buyer may make a claim for payment of any indemnity payment due under Section 6.1 in the manner provided in the Indemnity Escrow Agreement.

     6.4 PAYMENT FROM INDEMNITY ESCROW ACCOUNT. Buyer may make a claim for payment of any indemnity payment due under Section 6.1 in the manner provided in the Indemnity Escrow Agreement during the Escrow Period (as defined therein).
To the extent Buyer shall have a further claim for payment of any indemnity payment in excess of the funds in the Indemnity Escrow Account prior to expiration of the Indemnification Period, such claim may be brought directly against the Shareholders as provided in Section 6.2 hereof.

                                   Article 7
                             REGULATORY APPROVALS

     7.1 REGULATORY APPROVALS. Buyer shall manage, at its expense, the process of obtaining and shall obtain, with the Shareholders' assistance, all governmental consents and approvals required to carry out the transactions contemplated by this Agreement, including, without limitation, any necessary consents and approvals from the Federal Communications Commission and the South Dakota Public Utilities Commission. Buyer shall use its best efforts to prepare and file all necessary regulatory notices, applications, requests and petitions within thirty (30) days after the date of this Agreement. Kadoka and the Shareholders agree to cooperate with Buyer in obtaining such consents and approvals.

                                   Article 8
                               OTHER OBLIGATIONS

     8.1 TAX RETURN PREPARATION AND AUDIT. The parties acknowledge that Kadoka will be required to prepare and file a tax return for a shortened year ending as of the Closing Date. Subject to the Shareholders' obligation to indemnify Buyer pursuant to Section 6.1(b) hereof, Buyer shall be responsible for accurately and timely preparing and filing such return and for the timely payment of all taxes stated therein as due. Buyer shall not make, or fail to make, any elections in connection with the preparation or filing of such tax returns that would have a material adverse effect on Kadoka's tax liability on such return. The parties agree that the tax return shall be prepared on the same basis as tax returns for prior years without regard to the fact that Kadoka will be a member of a consolidated group for tax purposes. The Shareholders agree to cooperate with the Buyer in the preparation of such tax return.

     8.2 NO SHOPPING. Kadoka and the Shareholders agree that, subject to compliance with any fiduciary duty, neither they nor any of their agents or affiliates will, during the period beginning on the date hereof and ending on the first to occur of (a) the Closing or (b) the termination of this Agreement, either (i) sell or arrange for the sale of the Kadoka Stock; (ii) negotiate, solicit, encourage or authorize any person to solicit from any third party any proposals relating to the disposition of the business or assets of Kadoka or the acquisition of the Kadoka Stock; or (iii) make any information concerning Kadoka or the Kadoka Stock available to any person for the purpose of affecting or causing a disposition of Kadoka assets or the Kadoka Stock.

                                   Article 9
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF KADOKA AND THE SHAREHOLDERS

     The obligations of Kadoka and the Shareholders under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date, and Buyer shall have performed all covenants and agreements required to be performed by it and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

     9.2 CERTIFICATE. A certificate, dated the Closing Date, signed by an officer of Buyer covering the provisions of Section 9.1 hereof shall have been provided.

     9.3 CERTIFIED COPY OF RESOLUTIONS. Buyer shall have delivered a copy, certified by the duly qualified and acting secretary or assistant secretary of Buyer, of resolutions adopted by the board of directors of Buyer approving this Agreement and the consummation of the transactions contemplated by this Agreement.

     9.4 CONSENTS AND APPROVALS. All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local) shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications shall have been imposed by such consents, approvals, authorizations, permits, certificates or orders that, in the reasonable opinion of Kadoka and the Shareholders, are unduly burdensome to Kadoka or the Shareholders.

     9.5  PAYMENT. Buyer shall pay the Purchase Price in accordance with Article
2.

     9.6 OPINION OF BUYER'S COUNSEL. Buyer shall deliver at Closing an opinion of counsel to Buyer in substantially the form attached hereto as Exhibit C.

                                  Article 10
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

     10.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Kadoka and the Shareholders contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring after the date hereof in the ordinary course of business of Kadoka as contemplated in this Agreement); Kadoka and Shareholders shall advise Buyer in writing of any such resulting inaccuracies, and Kadoka and the Shareholders shall have performed all covenants and agreements required to be performed by them and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

     10.2 CERTIFICATE. Buyer shall have received a certificate, dated the Closing Date, signed by Kadoka and the Shareholders covering the provisions of
Section 10.1 hereof.

     10.3 CERTIFIED COPY OF RESOLUTIONS. Kadoka shall have delivered to Buyer a copy, certified by the duly qualified and acting secretary or assistant secretary of Kadoka, of resolutions adopted by the board of directors of Kadoka approving this Agreement and the consummation of the transactions contemplated by this Agreement.

     10.4 CONSENTS AND APPROVALS. All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local) shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications shall have been imposed by such consents, approvals, authorizations, permits, certificates or orders that, in the reasonable opinion of Buyer, are unduly burdensome to Buyer or Kadoka.

     10.5 SURRENDER OF CERTIFICATES REPRESENTING KADOKA STOCK. The Shareholders shall have surrendered to Buyer the certificates representing all of the issued and outstanding shares of Kadoka Stock, and such certificates shall be duly endorsed in blank or shall have duly executed blank stock powers attached thereto.

     10.6 RESIGNATIONS. Buyer shall have received from each director and officer of Kadoka a written resignation from all Kadoka offices and directorships held, effective as of the Closing Date, and shall have received from each of the Shareholders their resignation as an employee of Kadoka.

     10.7 OPINION OF KADOKA'S COUNSEL. Kadoka shall deliver at Closing an opinion of counsel to Kadoka in substantially the form attached hereto as Exhibit D.

     10.8 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995 and through the Closing Date, there shall not have occurred any material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of Kadoka.

     10.9 DELIVERY OF CORPORATE RECORDS. At Closing the Shareholders shall deliver to Buyer the Kadoka minute books and stock register.

                                  Article 11
                                  TERMINATION

     11.1 RIGHT OF TERMINATION. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

          (a)  By mutual written consent of Buyer and each of the Shareholders;
     or

          (b) By either of the Shareholders if Buyer breaches its obligations under Article 7 of this Agreement and the Shareholders shall have cooperated fully with Buyer in preparation of all required applications for approval; or

          (c) By either of the Shareholders in the event that any of the conditions set forth in Article 9 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before June 30, 1997, or such later date as shall be agreed upon pursuant to Section
     1.2 of this Agreement; or

          (d)  By Buyer in the event that any of the conditions set forth in
     Article 10 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before June 30, 1997, or such later date as shall be agreed upon pursuant to Section 1.2 of this Agreement.

     11.2 NOTICE OF TERMINATION. Notice of termination of this Agreement as provided for in this Article 11 shall be given by the party or parties so terminating to the other parties hereto in accordance with the provisions of
Section 12.4 of this Agreement.

                                  Article 12
                                 MISCELLANEOUS

     12.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits and attachments hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, oral or written. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may assign its rights and obligations hereunder to a direct or indirect wholly-owned subsidiary of Buyer; provided that Buyer shall remain liable for all its obligations hereunder if Buyer's assignee fails to perform such obligations.

     12.2 SEVERABILITY. If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

     12.3 EXPENSES. Whether or not the Closing occurs, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

     12.4 NOTICE. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by facsimile transmission with telephone confirmation of receipt, overnight courier or registered or certified mail, return receipt requested, all postage and other charges prepaid, as follows:

If to Buyer:                                      If to Kadoka or Shareholders:
MJD Holdings Corp.                                Mr. Bruce Conlee
5821 Fairview Road, Suite 409                     P.O. Box 188
Charlotte, North Carolina  28209                  Kadoka, South Dakota 57543
Fax #: (704) 554-9713                             Fax #:  (605) 837-1010
Attention:  Eugene Johnson

with a copy to:                                   with a copy to:
Underwood, Kinsey, Warren & Tucker, P.A.          Steven M. Maun, Esq.
201 South College Street                          Baird, Holm Law Office
2020 Charlotte Plaza Building                     1500 Woodmen Tower
Charlotte, North Carolina  28244                  Omaha, Nebraska  68102
Fax #: (704) 377-9630                             Fax #: (402) 344-0588
Attention: Shirley J. Linn, Esq.

or at such other address as may be designated by notice pursuant to this Section
12.4 from such party to the other party. Notice sent by overnight courier shall be deemed delivered on the business day immediately following deposit with such courier. Notice sent by facsimile transmission shall be deemed delivered on the day of transmission if a business day or if not a business day the first business day following the day of transmission. Notice sent by certified or registered mail shall be deemed delivered on the fifth day after deposit with the United States postal service.

     12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

     12.6 CAPTIONS. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

     12.7 AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     12.8 WAIVER. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect either the validity of this

Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     12.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.

     12.10 INCORPORATION BY REFERENCE. The exhibits and schedules referred to in this Agreement are hereby incorporated in this Agreement as a part hereof as if set forth in full herein.

     12.11 DAMAGES; SPECIFIC PERFORMANCE. No party hereto shall be liable to the other for any indirect, consequential, special, punitive or any other similar damages of any kind or nature arising in any manner from this Agreement and the performance or nonperformance of obligations hereunder. In the event of a breach of this Agreement, the parties acknowledge and agree that each of them shall, in addition to any other remedies available at law or in equity, have the right to seek specific performance by the other parties of their respective obligations hereunder.

     12.12 FURTHER ACTIONS. Following the Closing Date, at the request of Buyer, the Shareholders shall deliver such further instruments of transfer and take all reasonable action as may be necessary or appropriate to effectuate this Agreement and the transactions contemplated hereby. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the parties to this Agreement.

     12.13 JOINT PUBLICITY. No party to this Agreement shall issue any press release or make a public announcement prior to or on the Closing Date concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer and each of the Shareholders, which approval shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                   MJD HOLDINGS CORP.,
                                   a Delaware corporation

By:__________________________________________

Title:________________________________________


                                   KADOKA TELEPHONE CO.,
                                   a South Dakota corporation

By:__________________________________________

Title:________________________________________

_____________________________________________
                                        BRUCE G. CONLEE

_____________________________________________
                                        VIRGINIA L. CONLEE

                                   EXHIBIT A


                                                      Percentage of
                                                      -------------
                                                   Outstanding Common
                                                   ------------------
Shareholder           Number of Shares Owned              Stock
-----------           ----------------------       ------------------
Bruce G. Conlee                 781                         64.44%
Virginia L. Conlee              431                         35.56%

                              ======                        =====
TOTAL:                        1,212                           100%